CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Nuveen Investment Funds, Inc. of our report dated December 28, 2023, relating to the financial statements and financial highlights, which appear in Nuveen Dividend Value Fund, Nuveen Mid Cap Value Fund, Nuveen Small Cap Value Fund, Nuveen Mid Cap Growth Opportunities Fund, Nuveen Small Cap Growth Opportunities Fund, Nuveen Large Cap Select Fund and Nuveen Small Cap Select Fund’s Annual Report on Form N-CSR for the year ended October 31, 2023. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

February 27, 2024